EXHIBIT 3.5 - Resolution Relating to a Series of Shares


On Texas Secretary of State Form 426


Resolution Relating to a Series of Shares


Entity Information

The name of the Corporation is Signal Advance, Inc.

The file number issued to the entity by the secretary of state is:
123355400


Copy of Resolution

A copy of a resolution amending an established series is attached.


Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on: July 22, 2011


Effectiveness of Filing

This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
August 1. 2011


Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: July 2l.201l


/s/ Chris M Hymel
-----------------------------
Chris M. Hymel, President/C.E.O.

Signature and title of authorized officer



                RESOLUTION Relating to a Series of Shares
                                   for
                          SIGNAL ADVANCE, INC.

The members of the Board of Directors of Signal Advance, Inc., a Texas for-profit corporation (the "Corporation"), acting by majority consent in accordance with the Bylaws of the Corporation and applicable law, has passed this resolution as evidenced by the attached Board resolution
- Reverse Split of Common Stock passed and July 21, 2011 and the Minutes of the Special Shareholders' Meeting held on May 10, 2010 (both document attached and incorporated herein by reference).

1)  The name of the Corporation is Signal Advance, Inc.

2) The Corporation's Resolution Relating to a Series of Shares, revises Article Four of the Articles of Incorporation to read as follows:

Immediately upon the effective date, August 1, 2011, of this Resolution Relating to a Series of Shares, amending the Corporation's Articles of Incorporation, subsequent to being filed with the Secretary of State of the State of Texas (the "Effective Time"), each five (4) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically and without any action on the part of the respective holders thereof be combined and reclassified into one (1) share of Common Stock (the "New Common Stock") (and such combination and reclassification, the "Reverse Stock Split")

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu of issuing fractional shares in connection with the Reverse Stock Split, each holder shall be issued one full share of New Common Stock. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. From and after the Effective Time, the term "New Common Stock" as used in this paragraph shall mean Common Stock as otherwise used in this Certificate of Incorporation.

The aggregate number of shares which the Corporation shall have the authority to issue remains at One Hundred Million (100,000,000). The shares shall have no par value.

3) The foregoing Resolution Relating to a Series of Shares which amends the Articles of Incorporation of the Corporation was duly approved by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 21.115 of the Texas Business Organization Code.